SHP ETF Trust 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Kurv ExxonMobil (XOM) 1.5x Long Daily ETF, Kurv ExxonMobil (XOM) 1.5x Short Daily ETF, Kurv Bank of America (BAC) 1.5x Long Daily ETF, Kurv Bank of America (BAC) 1.5x Short Daily ETF, Kurv Apple (AAPL) 1.75x Long Daily ETF, Kurv Apple (AAPL) 1.75x Short Daily ETF, Kurv Google (GOOGL) 1.75x Long Daily ETF, Kurv Google (GOOGL) 1.75x Short Daily ETF, Kurv Goldman Sachs (GS) 1.5x Long Daily ETF, Kurv Goldman Sachs (GS) 1.5x Short Daily ETF, Kurv Dow Chemical (DOW) 1.75x Long Daily ETF, Kurv Dow Chemical (DOW) 1.75x Short Daily ETF, each a series of SHP ETF Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, PA

March 23, 2023